Exhibit 99.1

Mistras Group Announces Fourth Quarter and Full Year 2019 Results
Record Annual Revenue of $749 million
Full 2019 Gross Margin Expands by 100 basis points to 29%
Full 2019 Operating Cash Flow Up 42% to $59 million

Highlights of the Fourth Quarter 2019*
•Cash flows from operations of $18.6 million, up 6.6%
•Free cash flow of $13.7 million, up 12.9%
•Debt repayment of $13.1 million
•SG&A expenses reduced $0.9 million to $42.6 million
Highlights of the Full Year 2019*
•Gross profit of $217.3 million, up 4.5%

•Gross margin expanded 100 basis points to 29.0%

•Income from operations of $24.1 million, up 8.6%
•Cash flow from operations of $59.1 million, up 41.9%
•Free cash flow of $36.2 million, up 76.2%
•Debt repayment of $35.6 million (Approximately 98% of free cash flow)

* All comparisons are consolidated and versus the equivalent prior year period.

PRINCETON JUNCTION, N.J., March 25, 2020 (GLOBE NEWSWIRE) — Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its fourth quarter and year ended December 31, 2019.

For the full year 2019, consolidated revenues were a record $748.6 million, as a result of growth arising from our focus on expanding our core end markets, particularly midstream, power generation and aerospace. For the year, consolidated gross profit increased 4.5% to $217.3 million and the consolidated gross margin expanded to 29.0%, improving by 100 basis points and marking the second consecutive year of a 100-basis-point or better gross margin expansion. This improvement is attributable to favorable operating leverage and sales mix.

Chief Executive Officer Dennis Bertolotti stated, "I am pleased to report another year of record revenue as well as consolidated results that reflect the progress being achieved with our strategic initiatives to position Mistras for further growth and improved returns. Gross profit margins were up over last year in all segments, with gross profit margins now up 220 basis points over the past two years. Cash flows also significantly increased and represent one of the recurring strengths of our business model, as well as a key to driving further growth. Overhead spending was also held in check, which is a key emphasis to improve operating leverage and drive further margin expansion. Over the course of the past year, our strategy has been to deploy cash flow to reduce debt and to target tuck-in acquisitions that further strengthen our capabilities in growth markets, such as midstream as well as our digital capabilities. Our recent acquisition, New Century Software, is being integrated with our existing PCMS offering and Onstream’s technology solutions, to offer midstream pipeline operators the unparalleled ability to optimize the allocation of their asset protection resources. Additionally, the increasing implementation of ruggedized tablets at many of our field operations is creating productivity gains that owners tell us would not have been otherwise available. We enter 2020 in a solid position, given our ongoing digitization efforts to gain efficiency within our Oil and Gas core, diversification into newer end markets and deleveraging of our balance sheet. As such, our technology initiatives and increasing productivity provide a solid plan to capitalize on a growing market that is increasingly looking for partners that can provide innovative solutions.”

Performance by segment, both during the quarter and year to date, was as follows:

Services segment fourth quarter revenues increased by $1.1 million or 0.8%, reflecting the slowdown in energy markets noted last quarter. Full year 2019 revenues increased by $20.5 million or 3.6%, which was primarily attributable to acquisition growth. For the fourth quarter, margins were 26.7%, down from the year-ago quarter of 27.4% due to inefficiencies created by the fourth quarter energy market slowdown. Gross margin for the full year improved by 140 basis points to 27.8% from 26.4% in 2018. This follows an 80-basis-point improvement in Services gross margins in fiscal 2018.

International segment fourth quarter revenues decreased by $2.2 million or 6.0%, primarily due to the continued runoff of the European Staff Leasing business, in addition to unfavorable currency translation. International revenues were also down for the full year, due to the Staff Leasing business. Excluding Staff Leasing, full year 2019 International revenues would have been up modestly over 2018. While revenues declined as a result of the Staff Leasing business runoff, full year margins benefited from the decreased volume of this inherently lower-margin business. International segment fourth quarter gross margin was 28.7%, down slightly from the year ago quarter of 30.1%, while full year 2019 margins rose 30 basis points to 29.9%.

Products and Systems segment revenue decreased for both the quarter and the year. This segment was impacted by the sale of an underperforming subsidiary in the third quarter of 2018. The segment has been generating new sales to partially offset the impact of the divestiture. Products and Systems segment gross profit margins improved for both the quarter and the year, with margins reaching a recent high of approximately 52.9% in the fourth quarter, attributable primarily to the profitability of the new sales.

The Company generated $59.1 million of cash flows from operating activities in 2019, an increase of 41.9% from a year ago. Free cash flow for the year was $36.2 million, a 76.2% increase from $20.5 million for the full year 2018. The Company generated net income of $6.1 million in 2019, compared with $6.8 million the prior year period. The Company generated adjusted EBITDA of $73.5 million in 2019, a nominal increase compared with 2018. Note that the Company recorded $1.5 million of customer charges during the fourth quarter of 2019 within SG&A expenses, which have not been added back to year-to-date adjusted EBITDA.

The Company’s net debt (total debt less cash and cash equivalents) was $239.7 million at December 31, 2019, compared to $265.1 million at December 31, 2018. Gross debt decreased by $35.9 million during 2019, from $290.6 million at the beginning of the year to $254.7 million at the end of the year. The Company continues to use its strong cash flow and effective working capital management to reduce outstanding borrowings. The Company’s bank group granted a deferral in the timing of the original leverage step down, such that the Company’s allowable leverage will stay at 4.0X until June 30, 2020, reduce to 3.75X at September 30, 2020 and eventually reduce to 3.5X at December 31, 2020 and periods thereafter.

Guidance for 2020
The Company experienced a weakening Oil and Gas market coming into the fourth quarter of 2019, which was believed would continue into the first quarter of 2020. Additional macro concerns have since surfaced, most prominently the impact of COVID-19 coronavirus (“COVID-19”), while crude oil prices remain under intense pressure. Given the uncertainty at this time, the Company will not provide full year guidance.

The Company’s results have exhibited seasonal fluctuations, with the first quarter of the year typically being the lowest level, attributable to reduced energy industry activity and the Company anticipates fiscal 2020 results to follow this historical pattern. In addition, current factors such as low crude prices and COVID-19 are further impacting the first quarter of 2020. Accordingly, the Company expects revenue for first quarter of 2020 to be down sequentially from the fourth quarter of 2019 as well as from the first quarter of last year, by approximately mid-teens percentage. Despite the lower anticipated revenues, the Company expects positive adjusted EBITDA in the first quarter of 2020.

Conference Call
In connection with this release, MISTRAS will hold a conference call on March 26, 2020 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 9586568 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc.

MISTRAS offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure and aerospace components. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

MISTRAS uniquely combines its industry leading products and technologies; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software and online monitoring - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2018 Annual Report on Form 10-K dated March 15, 2019, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss and, if applicable, certain special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In the press release, the Company also uses the term "non-GAAP Net Income", which is GAAP net income adjusted for certain items management believes are unusual and non-recurring. In the tables attached is a table reconciling "Net Income (Loss) (GAAP)" to "Net Income Excluding Special Items (non-GAAP), which reconciles the non-GAAP amount to a GAAP measurement. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalent.

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$15,016	$25,544
Accounts receivable, net	135,997	148,324
Inventories	13,413	13,053
Prepaid expenses and other current assets	14,729	15,870
Total current assets	179,155	202,791
Property, plant and equipment, net	98,607	93,895
Intangible assets, net	109,537	111,395
Goodwill	282,410	279,259
Deferred income taxes	1,786	1,930
Other assets	48,383	4,767
Total Assets	$719,878	$694,037

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$15,033	$13,863
Accrued expenses and other current liabilities	81,389	73,895
Current portion of long-term debt	6,593	6,833
Current portion of finance lease obligations	4,131	3,922
Income taxes payable	2,094	1,958
Total current liabilities	109,240	100,471
Long-term debt, net of current portion	248,120	283,787
Obligations under finance leases, net of current portion	13,043	9,075
Deferred income taxes	21,290	23,148
Other long-term liabilities	42,163	6,482
Total Liabilities	$433,856	$422,963

Commitments and contingencies

Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 28,945,472 and 28,562,608 shares issued	289	285
Additional paid-in capital	229,205	226,616
Retained earnings	77,613	71,553
Accumulated other comprehensive loss	(21,285)	(27,557)
Total Mistras Group, Inc. stockholders’ equity	285,822	270,897
Non-controlling interests	200	177
Total Equity	286,022	271,074
Total Liabilities and Equity	$719,878	$694,037

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2019	2018	2019	2018

Revenue	$178,991	$180,762	$748,586	$742,354
Cost of revenue	122,768	122,892	509,489	512,024
Depreciation	5,640	5,555	21,800	22,456
Gross profit	50,583	52,315	217,297	207,874
Selling, general and administrative expenses	42,607	43,470	168,621	165,702
Bad debt provision for troubled customers, net of recoveries	240	650	3,038	650
Pension withdrawal expense	359	—	848	5,886
Gain on sale of subsidiary	—	—	—	(2,384)
Research and engineering	784	896	3,045	3,310
Depreciation and amortization	4,353	3,122	16,733	11,957
Acquisition-related expense (benefit), net	(95)	1,675	875	532
Income from operations	2,335	2,502	24,137	22,221
Interest expense	3,633	2,370	13,698	7,950
Income (loss) before provision for income taxes	(1,298)	132	10,439	14,271
Provision (benefit) for income taxes	(2,134)	1,197	4,359	7,426
Net income (loss)	836	(1,065)	6,080	6,845
Less: net income (loss) attributable to noncontrolling interests, net of taxes	7	(4)	20	9
Net income (loss) attributable to Mistras Group, Inc.	$829	$(1,061)	$6,060	$6,836
Earnings (loss) per common share:
Basic	$0.03	$(0.04)	$0.21	$0.24
Diluted	$0.03	$(0.04)	$0.21	$0.23
Weighted average common shares outstanding:
Basic	28,923	28,541	28,740	28,406
Diluted	29,125	28,541	29,046	29,427

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
Revenues
Services	$141,051	$139,966	$595,130	$574,619
International	34,969	37,210	144,271	153,448
Products and Systems	5,362	6,139	18,583	23,426
Corporate and eliminations	(2,391)	(2,553)	(9,398)	(9,139)
	$178,991	$180,762	$748,586	$742,354

	For the quarter ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
Gross profit
Services	$37,610	$38,299	$165,513	$151,974
International	10,032	11,191	43,145	45,464
Products and Systems	2,835	2,854	8,639	10,560
Corporate and eliminations	106	(29)	—	(124)
	$50,583	$52,315	$217,297	$207,874

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
Services:
Income from operations (GAAP)	$8,878	$10,234	$49,593	$47,126
Pension withdrawal expense	359	—	848	5,886
Bad debt provision for troubled customers, net of recoveries	240	650	3,018	650
Reorganization and other costs	100	166	302	458
Acquisition-related expense (benefit), net	(36)	1,385	541	576
Income before special items (non-GAAP)	$9,541	$12,435	$54,302	$54,696

International:
Income from operations (GAAP)	$701	$1,240	$5,856	$3,953
Reorganization and other costs (benefit), net	(89)	419	266	3,966
Acquisition-related (benefit), net	—	—	—	(409)
Bad debt provision for troubled customers, net of recoveries	—	—	20	—
Income before special items (non-GAAP)	$612	$1,659	$6,142	$7,510

Products and Systems:
Income (loss) from operations (GAAP)	$695	$336	$(529)	$2,368
Gain on sale of subsidiary	—	—	—	(2,384)
Reorganization and other costs	—	—	218	29
Income (loss) before special items (non-GAAP)	$695	$336	$(311)	$13

Corporate and Eliminations:
Loss from operations (GAAP)	$(7,939)	$(9,308)	$(30,783)	$(31,226)
Reorganization and other costs	—	—	104	305
Acquisition-related expense (benefit), net	(59)	290	334	365
Loss before special items (non-GAAP)	$(7,998)	$(9,018)	$(30,345)	$(30,556)

Total Company:
Income from operations (GAAP)	$2,335	$2,502	$24,137	$22,221
Pension withdrawal expense	359	—	848	5,886
Gain on sale of subsidiary	—	—	—	(2,384)
Bad debt provision for troubled customers, net of recoveries	240	650	3,038	650
Reorganization and other costs	11	585	890	4,758
Acquisition-related expense (benefit), net	(95)	1,675	875	532
Income before special items (non-GAAP)	$2,850	$5,412	$29,788	$31,663

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
Net cash provided by (used in):
Operating activities	$18,634	$17,480	$59,110	$41,664
Investing activities	(3,652)	(145,619)	(25,280)	(155,450)
Financing activities	(14,616)	137,874	(44,137)	113,969
Effect of exchange rate changes on cash	278	(1,264)	(221)	(2,180)
Net change in cash and cash equivalents	$644	$8,471	$(10,528)	$(1,997)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2019	2018	2019	2018

Net cash provided by operating activities (GAAP)	$18,634	$17,480	$59,110	$41,664
Less:
Purchases of property, plant and equipment	(4,772)	(5,198)	(22,047)	(20,584)
Purchases of intangible assets	(169)	(156)	(873)	(541)
Free cash flow (non-GAAP)	$13,693	$12,126	$36,190	$20,539

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2019	2018	2019	2018

Net income (loss) (GAAP)	$836	$(1,065)	$6,080	$6,845
Less: Net income (loss) attributable to noncontrolling interests, net of taxes	7	(4)	20	9
Net income (loss) attributable to Mistras Group, Inc.	$829	$(1,061)	$6,060	$6,836
Interest expense	3,633	2,370	13,698	7,950
(Benefit) provision for income taxes	(2,134)	1,197	4,359	7,426
Depreciation and amortization	9,993	8,677	38,533	34,413
Share-based compensation expense	1,174	1,347	5,766	6,107
Pension withdrawal expense	359	—	848	5,886
Gain on sale of subsidiary	—	—	—	(2,384)
Acquisition-related expense (benefit), net	(95)	1,675	875	532
Reorganization and other costs	11	585	890	4,758
Bad debt provision for troubled customers, net of recoveries	240	650	3,038	650
Foreign exchange (gain) loss	466	660	(535)	1,311
Adjusted EBITDA (non-GAAP)	$14,476	$16,100	$73,532	$73,485